SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K


                         CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)     May 9, 1996


                             SPARTECH CORPORATION
        (Exact name of registrant as specified in its charter)


         DELAWARE                  1-5911                43-0761773
(State or other jurisdiction     (Commission            (IRS Employer
   of incorporation)              File Number)        Identification No.)


 7733 Forsyth Blvd., Suite 1450, Clayton, Missouri                 63105
 (Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code:      (314) 721-4242
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                      SPARTECH CORPORATION

                            FORM 8-K


Item 2.  Acquisition or Disposition of Assets

     On May 9, 1996, Spartech Corporation ("the Company") completed its acquisition of Portage Industries Corporation ("Portage") by means of a merger pursuant to which Spartech Plastics, Inc., a wholly-owned subsidiary of the registrant was merged with and into Portage.

     Portage is a manufacturer of extruded plastic sheet & rollstock and light gauge packaging products located in Portage, Wisconsin. Portage manufactures and markets extruded and coextruded plastic sheet and rollstock which is sold to customers for use in the manufacture of a wide range of products, including parts for automotive and recreational vehicles, farm equipment components, environmental products, lawn and garden products, agricultural products and home improvement products, and for packaging of their products, such as meat and dairy products, medical devises and pharmaceutical products. It also produces thermoformed plastic products manufactured to customer specifications and for applications in many of the same markets.

     Pursuant to an Agreement and Plan of Merger between the Company, Spartech Plastics, Inc., and Portage, each share of Portage Common Stock was converted into the right to receive $6.60 in cash. The total purchase price for Portage's net assets totaled approximately $17 million in cash, including estimated costs of the transaction. The purchase price was determined by arms' length negotiations between the parties. The purchase was funded by the Company's existing unsecured credit facility with Bank of America National Trust Association.

Item 7.  Financial Statements and Exhibits

  (a)     Exhibits

     2   Agreement and Plan of Merger between Spartech Corporation, Spartech
           Plastics, Inc., and Portage Industries Corporation, dated as of February 22, 1996 (incorporated by reference to the corresponding Exhibit filed by the Registrant with the Form 10-Q as of February 3, 1996).

     99  Spartech press release dated May 9, 1996.

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                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          SPARTECH CORPORATION



Date    May 22, 1996                      By /S/ Randy C. Martin
                                          Randy C. Martin
                                          Vice President-Finance and
                                          Chief Financial Officer

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